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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

        Davis                       Steven
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               1075 First Avenue
--------------------------------------------------------------------------------
                                   (Street)

                           King of Prussia, PA 19406
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Global Sports, Inc. (GSPT)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person
    (voluntary)
                --------------

4.  Statement for Month/Year   February, 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    ---
                        (give title below)                       (specify below)

                      Senior Vice President, Marketing
                      --------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     M                   200       A      $ 5.563                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     S                   200       D      $ 15.80                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     M                  4800       A      $ 5.563                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     S                  4800       D      $ 15.79                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     M                   100       A      $ 4.313                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     S                   100       D      $ 15.79                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     M                  1500       A      $ 4.313                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     S                  1500       D      $ 15.76                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     M                  3400       A      $ 4.313                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.26.02     S                  3400       D      $ 15.75                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.27.02     M                   800       A      $ 5.563                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.27.02     S                   800       D      $ 15.84                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.27.02     M                  4200       A      $ 5.563                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.27.02     S                  4200       D      $ 15.80                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.27.02     M                  5200       A      $ 5.563                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.27.02     S                  5200       D      $ 15.77                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.27.02     M                  4800       A      $ 5.563                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02.27.02     S                  4800       D      $ 15.75           100            D
                                                                                                                              (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to purchase)                $5.563              02.27.02            M                                  15,000
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to purchase)                $5.563              02.26.02            M                                   5,000
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to purchase)                $4.313              02.26.02            M                                   5,000
-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                               (1)      05.30.10     Common   15,000                                     D
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
                               (1)      05.30.10     Common    5,000                     40,000          D
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
                               (2)      01.03.11     Common    5,000                     24,334          D
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) This option vested 25% on 05.30.01 and 2.08% each month thereafter.
(2) This option vested 25% on the date of grant and 25% on each of the next three anniversaries of the date of grant.


The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.



                                      /s/ Steven Davis           March 8, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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